As filed with the Securities and Exchange Commission on February 11, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Molycorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1000	27-2301797
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
(303) 843-8040
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Smith
President and Chief Executive Officer
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
(303) 843-8040
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John F. Ashburn, Jr., Esq. Executive Vice President and General Counsel 5619 Denver Tech Center Parkway Suite 1000 Greenwood Village, Colorado 80111 Tel: (303) 843-8040 Fax: (303) 843-8082	Christopher M. Kelly, Esq. Michael J. Solecki, Esq. Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 Tel: (216) 586-3939 Fax: (216) 579-0212	Michael Kaplan, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000 Fax: (212) 701-5800

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-171827
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price (1)	Registration Fee(2)
Series A Mandatory Convertible Preferred Stock, par value $0.001 per share (3)	$34,500,000	$4,005.45
Common Stock, par value $0.001 per share (4)	$5,692,500	$660.90

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933 based on an estimate of the maximum aggregate offering price.

(3)	In accordance with Rule 457(i) under the Securities Act of 1933, this Registration Statement also registers the shares of our common stock that are initially issuable upon conversion of the Series A mandatory convertible preferred stock registered hereby. The number of shares of our common stock issuable upon such conversion is subject to adjustment upon the occurrence of certain events described herein and will vary based on the public offering price of our common stock at the time of conversion. Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of our common stock to be registered includes an indeterminable number of shares of common stock that may become issuable upon conversion of the Series A mandatory convertible preferred stock as a result of such adjustments.

(4)	Represents an estimate of the maximum amount of dividends that could be payable in the form of common stock on outstanding shares of the Series A mandatory convertible preferred stock in accordance with the terms thereof.
     This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(b) under the Securities Act of 1933.

SIGNATURES
EXHIBIT INDEX
EX-5.1
EX-23.1
EX-23.3
EX-23.4

EXPLANATORY NOTE
     This Registration Statement on Form S-1 is being filed by Molycorp, Inc., a Delaware corporation (the Company), pursuant to Rule 462(b) under the Securities Act of 1933. The contents of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-171827), initially filed by the Company on January 24, 2011 and declared effective by the Securities and Exchange Commission on February 10, 2011 and all exhibits thereto, are incorporated by reference into this Registration Statement in their entirety and are deemed to be a part of this Registration Statement.
     The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, Colorado, on the 10th day of February, 2011.

MOLYCORP, INC.
By:	/s/ Mark A. Smith
Mark A. Smith
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark A. Smith Mark A. Smith	President and Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2011

*	Chief Financial Officer	February 10, 2011
James S. Allen	(Principal Financial Officer and Principal Accounting Officer)

*	Director	February 10, 2011
Russell D. Ball

*	Director	February 10, 2011
Ross R. Bhappu

*	Director	February 10, 2011
Brian T. Dolan

*	Director	February 10, 2011
Charles R. Henry

*	Director	February 10, 2011
Mark S. Kristoff

*	Director	February 10, 2011
Alec Machiels

*	Director	February 10, 2011
Jack E. Thompson

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-1 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Mark A. Smith
Attorney-in-Fact

EXHIBIT INDEX
5.1	Opinion of Jones Day.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

23.3	Consent of SRK Consulting (U.S.), Inc.

23.4	Consent of Industrial Minerals Company of Australia Pty Ltd.